Exhibit 99

NEWS RELEASE

CONTACTS:

Investors and Media:

James R. Boldt, Chairman & Chief Executive Officer

(716) 887-7244

Investors:

Brendan Harrington, Chief Financial Officer

(716) 888-3634

CTG EXPANDS OPERATING MARGIN AND MAINTAINS EPS AT $0.09 ON

LOWER REVENUE IN THE 2009 FIRST QUARTER

REVENUE AND EARNINGS AT HIGH END OF GUIDANCE

•	OPERATING MARGIN EXPANDED 50 BASIS POINTS FROM 2008 FIRST QUARTER

•	HEALTHCARE BUSINESS WAS 27% OF REVENUE

•	STRONG BALANCE SHEET WITH NEARLY $8 MILLION IN CASH AND NO DEBT AT QUARTER-END

•	FULL YEAR EPS GUIDANCE MAINTAINED ON REDUCED REVENUE GUIDANCE

BUFFALO, N.Y. — April 28, 2009 — CTG (NASDAQ: CTGX), an international information technology (IT) solutions and services company, today announced its financial results for the 2009 first quarter which ended on April 3, 2009. In the 2009 first quarter, more profitable solutions work and disciplined cost management produced modest margin expansion over last year while mitigating the impact of lower revenue on earnings. CTG reported 2009 first quarter revenue of $74.6 million, a 14.0% decrease from 2008 first quarter revenue of $86.7 million. Despite lower revenue, CTG’s operating income remained flat at $2.4 million while its operating margin expanded to 3.2%, a 50 basis point improvement from 2.7% in the 2008 first quarter. CTG’s net income was $1.3 million, 7.3% less than 2008 first quarter net income of $1.4 million. On a per diluted share basis, net income remained unchanged at $0.09.

“Given the overall weakness in the economy, we believe that our ability to report revenue and earnings at the high end of our guidance and a higher operating margin than last year is evidence of the strength of our business and operating flexibility,” CTG Chairman and Chief Executive Officer James R. Boldt said. “As expected, our financial results were affected by declines in demand for both our staffing and solutions services in the quarter, a trend we expect to continue into the second quarter followed by improvement in the second half of the year.”

Mr. Boldt continued, “CTG’s strength in healthcare IT and the increasing profitability of our solutions projects are helping us perform better than many of our competitors in this challenging economic environment. Our financial discipline also contributed further to our earnings stability and balance sheet strength at a time of lower market demand. We continue to move forward with our strategy to grow our strong healthcare IT business and build our portfolio of breakthrough solutions primarily targeted to the healthcare market.”

2009 First Quarter Review

Solutions revenue decreased by $5.3 million, or 18.1%, to $24.2 million or 32% of total revenue, in the 2009 first quarter. Staffing revenue declined by $6.8 million, or 11.9%, to $50.4 million, or 68% of total revenue, with the managed staffing services component remaining the primary contributor to the revenue from this business. European revenue was $17.7 million, or 23.7% of total revenue in the 2009 first quarter, down 6.9% from the prior year first quarter. Revenue in the 2009 first quarter was unfavorably affected by $2.8 million from foreign currency exchange fluctuations when compared with the year-ago quarter. There were 66 billing days in the 2009 first quarter compared with 63 billing days in the 2008 first quarter.

Selling, general, and administrative (SG&A) expenses were $14.3 million, or 19.2% of revenue, compared with $16.4 million, or 18.9% of revenue, in the 2008 first quarter. The increase in SG&A as a percentage of revenue reflects lower revenue which was largely offset by disciplined cost control and reductions in overhead expenses primarily tied to lower staffing demand.

The Company recorded equity-based compensation expense, net of tax, of $0.1 million in both the 2009 and 2008 first quarters, which reduced net income per diluted share by $0.01 in each of the respective quarters.

In the 2009 first quarter, the Company recorded a $0.1 million unfavorable effect from currency exchange on intercompany borrowings which is included in other expense.

CTG’s effective tax rate for the 2009 first quarter was 42.3% compared with 39.8% in the 2008 first quarter. The Company currently projects a tax rate of approximately 42% for the 2009 full year.

The Company used cash from operations of $0.4 million in the 2009 first quarter compared with cash used from operations of $0.3 million in the 2008 first quarter. At April 3, 2009, the Company had $7.9 million in cash and no outstanding debt, compared with $4.7 million in cash and $2.6 million in debt at 2008 first quarter-end. CTG finances its working capital needs through a $35 million revolving credit agreement that is in place through April 2011.

Mr. Boldt commented, “Profitable operations, excellent cash flow, quality receivables, and a strong balance sheet all position CTG favorably as we continue to have the liquidity and access to credit to fund our business needs, growth plans, and our stock repurchase program. Notably, at quarter-end, we had almost $8 million in cash and no debt despite the quarter ending on a payroll date.”

Stock Repurchase Program

CTG repurchased 173,000 of its shares in the 2009 first quarter. In April 2009, the Company extended its 10b5-1 stock repurchase plan to facilitate the repurchase of its common stock during its self-imposed blackout periods prior to the announcement of quarterly results. On April 28, 2009, approximately 1.1 million shares were available for repurchase by the Company under its current repurchase authorizations.

Second Quarter and Annual Guidance

Based on the Company’s current business activity and pipeline, CTG expects its 2009 second quarter revenue to range from $66.5 million to $68.5 million, a 28% decrease from 2008 at the midpoint of this range. The Company projects 2009 second quarter net income per diluted share of $0.07 to $0.09, a 38% decrease from 2008 at the midpoint of this range. There are 63 billing days in the 2009 second quarter compared with 64 billing days in the 2008 second quarter.

CTG has reduced its 2009 full-year revenue guidance by $10 million and now expects that its revenue for the full year will range from $275 million to $295 million, a 19% decrease from 2008 at the midpoint of this range. The Company has not changed its initial 2009 earnings guidance projecting net income per diluted share of $0.30 to $0.40, a 29% decrease from 2008 at the midpoint of this range, or a 24% decrease from 2008 when the 2008 fourth quarter exchange gain is excluded.

Mr. Boldt commented, “While we are reducing our revenue guidance for the year, we are maintaining our 2009 earnings guidance based on the higher profitability of our recent solutions offerings and the forward-looking actions we took to align our cost structure with lower revenue. Guidance for the second quarter reflects the full impact from previously announced reductions in our staffing business in addition to further reductions in staffing and solutions headcount that occurred in the first quarter.”

CTG Favorably Positioned for 2009 Second Half and Beyond

Mr. Boldt concluded, “There are a number of factors that point to our expectation of quarterly results in the second half of 2009 improving from our second quarter forecast. Among these are stable demand in our staffing business over the last month, improved proposal activity in our solutions business particularly for electronic medical records (EMR) projects, and the benefit of the federal stimulus package on healthcare IT spending expected later in the year. EMRs are a long-term opportunity that CTG is already favorably positioned to capitalize on based on our provider and communitywide EMR work, which was 7% of our 2008 revenue.

For now, CTG’s continued profitability and strong financial position during this major recession are important indicators of the strength of our business. These strengths are also favorable indicators of the growth and earnings potential of CTG’s business when the economy recovers and as we further advance our strategy to increase higher margin solutions work and to expand our healthcare IT business that is already contributing over 25% to our revenue.”

About CTG

Backed by over 40 years’ experience, CTG provides IT solutions and services to help our clients use technology as a competitive advantage to excel in their markets. CTG combines in-depth understanding of our clients’ businesses with a full range of integrated offerings, best practices, and proprietary methodologies supported by an ISO 9001:2000-certified management system. Our 2,700 IT professionals based in an international network of offices in North America and Europe have a proven track record of delivering high-value, industry-specific solutions. CTG serves companies in several industries and is a leading provider of IT and business consulting solutions to the healthcare market. CTG posts news and other important information on the Web at www.ctg.com.

Safe Harbor Statement

This document contains certain forward-looking statements concerning the Company’s current expectations as to future growth. These statements are based upon a review of industry reports, current business conditions in the areas where the Company does business, the availability of qualified professional staff, the demand for the Company’s services, and other factors that involve risk and uncertainty. As such, actual results may differ materially in response to a change in such factors. Such forward-looking statements should be read in conjunction with the Company’s disclosures set forth in the Company’s 2008 Form 10-K, which is incorporated by reference. The Company assumes no obligation to update the forward-looking information contained in this release.

Conference Call and Webcast

CTG will hold a conference call on Wednesday April 29, 2009 at 10:00 AM Eastern Time to discuss its financial results and business strategy. CTG Chairman and Chief Executive Officer James R. Boldt will lead the call. Interested parties can dial in to 1-888-276-0010 between 9:45 AM and 9:50 AM and ask for the CTG conference call and identify James Boldt as the conference chairperson. A replay of the call will be available between 12:00 p.m. Eastern Time April 29, 2009 and 11:00 p.m. Eastern Time May 2, 2009 by dialing 1-800-475-6701 and entering the conference ID number 978256.

A webcast of the call will also be available on CTG’s web site: http://www.ctg.com. You must have Windows Media Player or RealPlayer’s audio software on your computer to listen to the webcast. Both are available for downloading at no charge when accessing the webcast. The webcast will also be archived on CTG’s web site at http://investor.ctg.com/events.cfm for 90 days following completion of the conference call.

Financial statements follow.

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Statements of Income

(Unaudited)

(amounts in thousands except per share data)

	For the Quarter Ended
	April 3, 2009	March 28, 2008
Revenue	$74,556	$86,683

Direct costs	57,836	67,941

Selling, general and administrative expenses	14,313	16,360

Operating income	2,407	2,382

Other expense, net	(151)	(48)

Income before income taxes	2,256	2,334

Provision for income taxes	954	930

Net income	$1,302	$1,404

Net income per share:
Basic	$0.09	$0.09

Diluted	$0.09	$0.09

Weighted average shares outstanding:
Basic	14,943	15,535
Diluted	15,046	15,933

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Balance Sheets

(Unaudited)

(amounts in thousands)

	April 3, 2009	March 28, 2008		April 3, 2009	March 28, 2008
Current Assets:			Current Liabilities:

Cash and cash equivalents	$7,891	$4,743	Accounts payable	$6,266	$10,448

Accounts receivable, net	46,380	59,182	Accrued compensation	20,841	24,265

Other current assets	3,844	4,780	Other current liabilities	6,421	7,608

Total Current Assets	58,115	68,705	Total Current Liabilities	33,528	42,321

Property and equipment, net	7,118	6,275	Long-term debt	—	2,645

Goodwill	35,678	35,678	Other liabilities	8,864	9,247

Other assets	9,442	9,814	Shareholders’ equity	67,961	66,259

Total Assets	$110,353	$120,472	Total Liabilities and Shareholders’ Equity	$110,353	$120,472

Today’s news release, along with CTG news releases for the past year, is available on the Web at www.ctg.com.